Exhibit A

Mutual Fund Series Trust

Class A Master Distribution Plan

AMENDMENT Dated FEBRUARY 22, 2021

The Class A Master Distribution Plan has been adopted with respect to the following Funds:

AlphaCentric Income Opportunities Fund

AlphaCentric Premium Opportunity Fund

AlphaCentric Robotics and Automation Fund

AlphaCentric Municipal Opportunities Fund

AlphaCentric Symmetry Strategy Fund

AlphaCentric LifeSci Healthcare Fund

AlphaCentric Strategic Income Fund

Camelot Premium Return Fund

Camelot Excalibur Small Cap Income Fund

Catalyst Systematic Alpha Fund

Catalyst/Warrington Strategic Program Fund

Catalyst Insider Buying Fund

Catalyst Insider Income Fund

Catalyst Dynamic Alpha Fund

Catalyst/CP World Equity Fund

Catalyst/CP Focus Large Cap Fund

Catalyst/CP Focus Mid Cap Fund

Catalyst Pivotal Growth Fund

EAVOL NASDAQ-100 Volatility Overlay Fund

Catalyst Buffered Shield Fund

Catalyst/Lyons Tactical Allocation Fund

Catalyst/CIFC Floating Rate Income Fund

Catalyst/MAP Global Balanced Fund

Catalyst/MAP Global Equity Fund

Catalyst/SMH High Income Fund

Catalyst/SMH Total Return Income Fund

Catalyst/Stone Beach Income Opportunity Fund

Catalyst Energy Infrastructure Fund

Catalyst/Princeton Credit Opportunity Fund

Catalyst Multi-Strategy Fund

Catalyst Hedged Commodity Strategy Fund

Catalyst/Millburn Hedge Strategy Fund

Catalyst Enhanced Income Strategy Fund

Catalyst/Teza Algorithmic Allocation Fund

Day Hagan Logix Smart Value Fund

Eventide Gilead Fund

Eventide Healthcare and Life Sciences Fund

Eventide Multi-Asset Income Fund

Eventide Dividend Opportunities Fund

Eventide Limited-Term Bond Fund

Eventide Exponential Technologies Fund

1

Eventide Core Bond Fund

JAG Large Cap Growth Fund

Mutual Fund Series Trust

Dated as of February 22, 2021

By: /s/ Jerry Szilagyi

Jerry Szilagyi, Trustee